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                                                                 EXHIBIT 1(c)-2
                           THE SIERRA VARIABLE TRUST

                               ESTABLISHMENT AND
                       DESIGNATION OF SERIES OF SHARES OF
                       BENEFICIAL INTEREST (NO PAR VALUE)



                          Pursuant to Section 3.1 of the Declaration of Trust
(the "Declaration of Trust") of The Sierra Variable Trust (the "Trust"), the Trustees of the Trust hereby establish and designate the following series of Shares (as defined in the Declaration of Trust) (each, a "Fund") to have the following special and relative rights:

                          1.      Each Fund shall be designated as follows:

                                           Emerging Growth Fund
                                           Growth and Income Fund
                                           Short Term High Quality Bond Fund

                          2.      Each Fund shall be authorized to hold cash,
invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each share of each Fund shall be redeemable, shall be entitled to one vote (or a fraction thereof in respect of a fractional share) on matters on which Shares of each Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to each Fund, and shall be entitled to receive its pro rata share of the net assets of each Fund upon liquidation of each Fund, all as provided in Section 3.1 of the Declaration of Trust. The proceeds of sales of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to each Fund, unless otherwise required by law.

                          3.      Shareholders of each Fund shall vote
separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to such Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and the Declaration of Trust.

                          4.      The assets and liabilities of the Trust shall
be allocated between the Funds as set forth in Section 3.1 of the Declaration of Trust.





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                          5.      Subject to the provisions of Section 3.1 and
Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any Fund.

                          IN WITNESS WHEREOF, the undersigned have executed
this instrument as of the 3rd day of February, 1995.




  /s/ David E. Anderson                /s/ Arthur H. Bernstein
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David E. Anderson                      Arthur H. Bernstein, Esq.




  /s/ F. Brian Cerini                  /s/ Edmond R. Davis
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F. Brian Cerini                        Edmond R. Davis, Esq.




  /s/ John W. English
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John W. English